Exhibit 23.3

                         CONSENT OF INDEPENDENT AUDITORS

     We consent to the incorporation by reference in the Registration Statement (Form S-8) filed by Insignia Financial Group, Inc. (f/k/a Insignia/ESG Holdings, Inc.) ("Insignia") pertaining to the registration of 1,289,329 shares of Common Stock, par value $.01 of Insignia, which may be issued upon exercise of options granted under the Richard Ellis Group Limited 1997 Unapproved Share Option Scheme of our reports each dated June 23, 1998 with respect to the audited combined financial statements of Realty One, Inc. and Affiliated Companies as of September 30, 1997 and for the nine months then ended, and as of December 31, 1996 and 1995 and for the years then ended, included in the Insignia Registration Statement on Form 10, filed with the Securities and Exchange Commission.

                                                         /s/ PLANTE & MORAN, LLP


Plante & Moran, LLP
Cleveland, Ohio
November 13, 1998